UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTH CENTRAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Iowa	42-1449849
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

825 Central Avenue

Fort Dodge, Iowa 50501

(515) 576-7531

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David M. Bradley

Chairman, President and Chief Executive Officer

825 Central Avenue

Fort Dodge, Iowa 50501

(515) 576-7531

(Name, address, including zip code, and telephone number, including area code, of agent for service)

The Commission is requested to send copies of all communications to:

V. Gerard Comizio, Esq.
Paul Hastings LLP
875 15th Street, N.W.
Washington, DC 20005
Tel: (202) 551-1272
Fax: (202) 551-0419

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company)☐	Smaller reporting company ☒

EXPLANATORY STATEMENT

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (Registration No. 333-157172), filed by North Central Bancshares, Inc. (the “Registrant”) on February 6, 2009, as subsequently amended on March 30, 2009 (the “Registration Statement”) registering a warrant to purchase 99,157 shares of common stock, $0.01 par value per share (the “Warrant”) and 99,157 shares of common stock, $0.01 par value per share, issuable upon exercise of the Warrant, in each case for resale by the initial selling securityholder, or its successors, including transferees (pursuant to the Registration Statement).  The Registrant issued the Warrant to the United States Department of the Treasury (“Treasury”), the initial selling securityholder, in January 2009 pursuant to the Capital Purchase Program of the Treasury’s Troubled Asset Relief Program.

On January 11, 2012, pursuant to a letter agreement with Treasury, the Registrant repurchased the Warrant, no portion of which had been previously exercised.  As a result, as of the filing date of this Post-Effective Amendment, all of the securities issued to the Treasury have been redeemed by the Registrant.

In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed by the Registrant to remove from registration the Warrant, and the 99,157 shares of common stock underlying the Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Dodge, State of Iowa, on February 9, 2012.

NORTH CENTRAL BANCSHARES, INC.

By:	/s/ David M. Bradley
David M. Bradley, Chairman, President and Chief Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on February 9, 2012.

Name	Title
/s/ David M. Bradley
David M. Bradley	President, Chief Executive Officer, Director, and Chairman of the Board (Principal Executive Officer)
/s/ Jane M. Funk
Jane M. Funk	Chief Financial Officer, Treasurer (Principal Financial Officer and Principal Accounting Officer)
/s/ Robert H. Singer, Jr.
Robert H. Singer, Jr.	Director
/s/ Thomas E. Stanberry
Thomas E. Stanberry	Director
/s/ Mark M. Thompson
Mark M. Thompson	Director
/s/ Randall L. Minear
Randall L. Minear	Director
/s/ Paul F. Bognanno
Paul F. Bognanno	Director
/s/ C. Thomas Chalstrom
C. Thomas Chalstrom	Director